For more information, contact:

Nancy Davis Rainbow Rentals, Inc. (330) 533-5363, ext. 121 ndavis@rainbowrentals.com	or	Dan Pecchia Innis Maggiore Group (330) 702-0490 dan@innismaggiore.com

FOR IMMEDIATE RELEASE

Rainbow Rentals Announces Results for 2003 First Quarter

CANFIELD, Ohio (April 30, 2003) — Rainbow Rentals, Inc. (Nasdaq: RBOW) today reported financial results for its first quarter ended March 31, 2003.

Revenue for the first quarter was $25.7 million, up 3.1 percent from $25.0 million for the comparable period of 2002. Revenue at comparable stores (open a year or longer) was down 1.4 percent.

Net income for the quarter was $401,000, or $0.07 per share, compared to net income of $529,000, or $0.09 per share, for the first quarter of 2002. The decline was primarily the result of higher corporate expenses, higher costs associated with a greater number of new store openings and the costs of closing two under-performing stores. Corporate expenses rose primarily as a result of increased store supervision costs and training. During the first quarter, the company operated 11 stores that were open less than one year, compared to 6 stores open less than one year during the first quarter of 2002. Store closing costs included lease buy-outs for two under-performing stores closed in January. The higher new store costs and store-closing costs negatively impacted first quarter 2003 earnings by approximately $0.02 per share. These items offset the effect of improved comparable store operating income, which was achieved through cost controls and lower merchandise costs.

“Although our first-quarter results were negatively affected by investments in store supervision and training, as well as the greater number of new stores and the closure of under-performing stores, these initiatives have strengthened our outlook for the future,” said Wayland J. Russell, chairman and chief executive officer. “We were pleased to register growth in units on rent in the first quarter, as we typically lose substantial units during the first three months. We are also pleased with our new advertising campaign and our enhanced store-manager retention program.

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Rainbow Rentals Announces Results for 2003 First Quarter

“Our primary focus continues to be building revenue in our established stores. We expect to accomplish this through the investments we have made over the past year in a stronger regional supervisory team, our stepped-up manager training process and our enhanced marketing activities. We also continue to benefit from better pricing from suppliers.”

To improve profitability, Rainbow closed an additional under-performing store in early April and consolidated the accounts into a nearby store.

Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 119 rental-to-own stores in 13 states — Connecticut, Georgia, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. Rainbow also accepts product orders by phone and at its website, located at http://www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates. The company was listed on Forbes magazine’s 2000 and 1999 lists of Best 200 Small Companies.

Statements in this release, other than those concerning historical information, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the “safe harbor” provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current beliefs and assumptions regarding future events and operating performance and speak only as of the date of this release. These statements are likely to address growth strategy, future financial performance (including sales and earnings), strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of the company that could cause actual results to differ materially from those expressed or implied. These factors include risks associated with general economic conditions, failure to execute business plans, unforeseen issues beyond the company’s control, greater than expected expenses associated with company activities, effects of adopting new accounting pronouncements and other risk factors as described in the company’s annual 10-K report and other filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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RAINBOW RENTALS, INC.
STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	(unaudited)
	For the three months ended
	March 31,

	2003	2002

Revenues

Rental revenue	$24,014	$23,146

Fees	638	638

Merchandise sales	1,093	1,181

Total revenues	25,745	24,965

Operating expenses

Merchandise costs	8,777	8,827

Store expenses

Salaries and related	6,394	6,024

Occupancy	2,576	2,322

Advertising	1,579	1,586

Other expenses	3,486	3,317

Total store expenses	14,035	13,249

Total merchandise costs and store expenses	22,812	22,076

General and administrative expenses	2,025	1,715

Amortization of intangible assets	45	41

Total operating expenses	24,882	23,832

Operating income	863	1,133

Interest expense	143	185

Other expense, net	57	57

Income from continuing operations, before income taxes	663	891

Income tax expense	262	360

Income from continuing operations	401	531

Discontinued operations

Loss from operations of discontinued store, net of tax	—	(2)

Net income	$401	$529

Basic earnings per common share:

Basic earnings per share from continuing operations	$0.07	$0.09

Basic loss per share from discontinued operations	—	—

Basic earnings per share	$0.07	$0.09

Diluted earnings per common share:

Diluted earnings per share from continuing operations	$0.07	$0.09

Diluted loss per share from discontinued operations	—	—

Diluted earnings per share	$0.07	$0.09

Weighted average common shares outstanding:

Basic	5,929,319	5,925,735

Diluted	5,930,063	5,947,262